Exhibit 99.1

RTI Reports Third Quarter Results

PITTSBURGH--(BUSINESS WIRE)--November 1, 2011--RTI International Metals, Inc., (NYSE: RTI), released results today for the third quarter of 2011.

Third Quarter 2011 Results

  Net sales for the third quarter were $143.7 million
  Third quarter operating income was $7.7 million
  Net income for the third quarter was $2.1 million
  Titanium mill product shipments for the third quarter totaled 4.3 million pounds at an average realized price of $18.99 per pound

For the third quarter of 2011, RTI reported net income of $2.1 million, or $0.07 per diluted share, on net sales of $143.7 million. Operating income for the period was $7.7 million. For the third quarter of 2010, RTI reported a net loss of $16.8 million, or $0.56 per diluted share, on net sales of $102.6 million. The net loss for the third quarter of 2010 included a $13.9 million provision for income taxes. The operating loss for the third quarter of 2010 was $2.2 million.

For the nine months ended September 30, 2011, RTI reported net income of $6.5 million, or $0.22 per diluted share, on net sales of $387.7 million, compared to net income of $4.9 million, or $0.16 per diluted share, on net sales of $317.1 million for the same period a year ago. Operating income for the first nine months of 2011 was $23.2 million. Operating income for the comparable period in 2010 was $11.5 million including a $15.4 million customer payment with no associated cost. Without such customer payment, the operating loss for the first nine months of 2010 would have been $3.9 million.

Titanium Group

For the third quarter of 2011, the Titanium Group posted operating income of $4.9 million on sales of $87.7 million, including intersegment sales of $42.7 million. During the same period in 2010, this Group reported operating income of $1.3 million on sales of $52.3 million, including intersegment sales of $20.0 million. The improved results for the three-month period in 2011 versus the same period in 2010 were driven by increased commercial aircraft build rates resulting in the largest quarterly volume of shipped mill products by the Company in over ten years. Average selling prices for the quarter were also higher than in the comparable period in 2010.

During the first nine months of 2011, the Titanium Group posted operating income of $22.9 million on sales of $231.7 million, including intersegment sales of $114.7 million. During the first nine months of 2010, the Titanium Group posted operating income of $18.1 million on sales of $168.7 million, including intersegment sales of $67.1 million, which included the $15.4 million customer payment with no associated cost.

Mill product shipments for the third quarter were 4.3 million pounds at an average realized price of $18.99 per pound, compared to mill product shipments of 2.7 million pounds in the third quarter of 2010 at an average realized price of $18.05 per pound.

Mill product shipments for the first nine months of 2011 were 10.7 million pounds at an average realized price of $19.69 per pound compared to mill product shipments of 7.4 million pounds in 2010 at an average realized price of $18.88 per pound.

Fabrication Group

During the third quarter of 2011, the Fabrication Group posted an operating loss of $1.5 million on net sales of $40.2 million. For the same period in 2010, this Group had an operating loss of $3.0 million on net sales of $34.1 million. The lower operating losses for the three-month period in 2011 versus 2010 were driven in part by increased shipments for the Boeing 787 Dreamliner, improvement in the internal supply chain for the fabrication of these parts, as well as a customer payment for engineering design changes.

For the first nine months of 2011, the Fabrication Group reported net sales of $110.5 million and an operating loss of $8.0 million compared with net sales of $100.0 million and an operating loss of $9.1 million for the same period in the prior year.

Distribution Group

For the third quarter of 2011, the Distribution Group posted an operating profit of $4.3 million on net sales of $58.4 million. During the same period in 2010, the Distribution Group posted an operating loss of $0.5 million on net sales of $36.2 million. The operating profit during the period reflected higher demand for both our titanium and specialty alloys products due to increased commercial aircraft production, as well as increased demand from our various rotorcraft customers and higher build rates on the Joint Strike Fighter.

For the nine months ended September 30, 2011, the Distribution Group reported net sales of $160.3 million resulting in operating income of $8.4 million, compared with net sales of $115.5 million and operating income of $2.5 million for the same period in the prior year.

CEO Comment

Dawne S. Hickton, Vice Chair, President, and CEO stated, “Overall end-market demand for titanium continues to accelerate, notwithstanding headwinds in the defense sector. We now expect total mill product shipments for the year to exceed 14.0 million pounds. Commercial aircraft production increases announced by both Airbus and Boeing are driving this accelerated demand. And given our customers’ concerns regarding the ability for the overall supply chain to keep up with their increasing build rates, customers are placing orders for titanium mill products approximately 12 to 18 months before expected aircraft deliveries.

“Finally, the acquisition of the Forming Division of Aeromet PLC, which will be called ‘RTI Advanced Forming,’ is expected to close by December 1, 2011. I’m very excited about the additional capabilities that RTI Advanced Forming will add to our product offering, particularly since it will provide several fabrication-related enhancements for the direct benefit of our end-market aerospace and defense customers.”

Conference Call Information

To participate in today’s 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 888-895-5479 or (International) 847-619-6250 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.

Replay Information

Replay of the call will be accessible one hour after the conference ends and remain available until Tuesday, November 15, 2011 at 11:59 p.m., Eastern Time. To access the conference call replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter Pass Code 3099 3210 #.

Forward Looking Statement

The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of the Company’s capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, Pennsylvania, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in commercial aerospace, defense, propulsion, energy, industrial, chemical, and medical markets. For 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. The Company delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2011	2010	2011	2010

Net sales	$143,671	$102,593	$387,734	$317,129
Cost and expenses:
Cost of sales	118,665	88,418	312,134	258,482
Selling, general, and administrative expenses	16,388	15,771	51,464	47,828
Research, technical, and product development expenses	925	783	2,447	2,536
Asset and asset-related charges (income)	-	(151)	(1,501)	(3,262)
Operating income (loss)	7,693	(2,228)	23,190	11,545
Other income (expense)	198	(519)	(238)	(153)
Interest income	331	127	911	358
Interest expense	(4,173)	(264)	(12,723)	(828)

Income (loss) before income taxes	4,049	(2,884)	11,140	10,922
Provision for income taxes	1,982	13,891	4,603	6,060
Net Income (loss)	$2,067	$(16,775)	$6,537	$4,862

Earnings (loss) per share:
Basic	$0.07	$(0.56)	$0.22	$0.16
Diluted	$0.07	$(0.56)	$0.22	$0.16

Weighted-average shares outstanding:
Basic	30,025,607	29,933,615	30,013,464	29,901,657
Diluted	30,251,411	29,933,615	30,278,456	30,143,031

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)
	September 30,	December 31,
ASSETS	2011	2010
Current assets:
Cash and cash equivalents	$189,741	$376,951
Short-term investments	76,587	20,275
Receivables, less allowance for doubtful accounts of $778 and $478	87,883	56,235
Inventories, net	257,049	269,719
Deferred income taxes	19,974	22,891
Other current assets	14,663	16,299
Total current assets	645,897	762,370
Property, plant, and equipment, net	268,056	260,576
Marketable securties	89,479	-
Goodwill	41,305	41,795
Other intangible assets, net	12,829	14,066
Deferred income taxes	23,611	21,699
Other noncurrent assets	5,228	6,348
Total assets	$1,086,405	$1,106,854

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$53,960	$47,226
Accrued wages and other employee costs	20,978	21,951
Unearned revenues	18,234	28,358
Other accrued liabilities	19,831	28,179
Total current liabilities	113,003	125,714
Long-term debt	184,695	178,107
Noncurrent liability for post-retirement benefits	41,128	39,903
Noncurrent liability for pension benefits	7,153	33,830
Deferred income taxes	5,441	3,147
Other noncurrent liabilities	8,538	7,753
Total liabilities	359,958	388,454
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized;
30,935,132 and 30,858,725 shares issued; 30,187,961 and
30,123,519 shares oustanding	309	309
Additional paid-in capital	478,025	474,277
Treasury stock, at cost; 747,171 and 735,206 shares	(17,646)	(17,363)
Accumulated other comprehensive loss	(34,292)	(32,337)
Retained earnings	300,051	293,514
Total shareholders’ equity	726,447	718,400
Total liabilities and shareholders’ equity	$1,086,405	$1,106,854

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended
	September 30,
	2011	2010
Cash provided by (used in) operating activities (including depreciation and amortization of $16,697 and $16,600 for the nine months ended
September 30, 2011 and 2010, respectively)	$(13,507)	$31,611

Cash provided by (used in) investing activities (1)	(173,346)	23,359

Cash provided by financing activities	207	955

Effect of exchange rate changes on cash and cash equivalents	(564)	1,493

Increase (decrease) in cash and cash equivalents	(187,210)	57,418
Cash and cash equivalents at beginning of period	376,951	56,216
Cash and cash equivalents at end of period	$189,741	$113,634

(1)	In the current year, cash used in investing activities included net purchases of short-term investments and marketable securities of $147,392 compared to net sales of short-term investments of $44,785 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales:
Titanium Group	$45,028	$32,263	$116,983	$101,660
Intersegment sales	42,709	20,006	114,677	67,062
Total Titanium Group sales	87,737	52,269	231,660	168,722

Fabrication Group	40,220	34,116	110,474	100,013
Intersegment sales	13,916	12,753	42,470	40,184
Total Fabrication Group sales	54,136	46,869	152,944	140,197

Distribution Group	58,423	36,214	160,277	115,456
Intersegment sales	255	835	1,056	2,116
Total Distribution Group sales	58,678	37,049	161,333	117,572

Eliminations	56,880	33,594	158,203	109,362
Total consolidated net sales	$143,671	$102,593	$387,734	$317,129

Operating income (loss):
Titanium Group before corporate allocations	$7,366	$3,633	$30,475	$24,570
Corporate allocations	(2,428)	(2,328)	(7,616)	(6,441)
Total Titanium Group operating income	4,938	1,305	22,859	18,129

Fabrication Group before corporate allocations	1,647	187	1,841	(291)
Corporate allocations	(3,146)	(3,205)	(9,870)	(8,784)
Total Fabrication Group operating loss	(1,499)	(3,018)	(8,029)	(9,075)

Distribution Group before corporate allocations	6,139	1,268	14,273	7,455
Corporate allocations	(1,885)	(1,783)	(5,913)	(4,964)
Total Distribution Group operating income (loss)	4,254	(515)	8,360	2,491

Total consolidated operating income (loss)	$7,693	$(2,228)	$23,190	$11,545

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES GAAP to Non-GAAP Reconciliation (Unaudited) (In thousands)

Nine Months Ended September 30, 2010
Operating income - GAAP	$11,545

Customer payment with no associated cost	(15,400)

Operating loss - Non-GAAP	$(3,855)

CONTACT:
RTI International Metals, Inc.
Richard E. Leone Director - Investor Relations, 330-544-7622
rleone@rtiintl.com